EXHIBIT 10.1
AGREEMENT
This Agreement ("Agreement") is effective as of the   28th   day of
March , 2008, between and among Kentucky Bancshares, Inc., a Kentucky corporation, Kentucky Bank (Kentucky Bancshares, Inc. and Kentucky Bank are referred to herein collectively as "Corporation" or "Employer"), and Louis Prichard ("Executive").
PRELIMINARY STATEMENT
Employer and Executive wish to set forth and agree upon certain terms of Executive's employment;
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the adequacy of which is acknowledged, the parties agree as follows:
1.	Definitions.  The following words and terms shall have the
meanings set forth below for the purposes of this Agreement:
(a)	Change in Control of the Corporation.  A "Change in Control of
the Corporation" shall be defined as an event constituting "a change in the ownership or effective control of the [C]orporation, or in the ownership of a substantial portion of the assets of the [C]orporation" as contemplated under
Section 409A, and that meets the criteria set forth in the regulations and other guidance promulgated thereunder (collectively, "IRC 409A"), of the Internal Revenue Code of 1986, as amended (the "Code").
(b)	Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.
(c)	IRS.  IRS shall mean the Internal Revenue Service.
2.	Employment of Executive. Employer currently employs Executive as its President and Chief Executive Officer and Executive agrees to continue to render services in that capacity for Employer under the terms and conditions set forth in this Agreement. During the term of this Agreement, Executive shall perform such executive services for Employer as may be consistent with his titles and from time to time assigned to him by Employer's Board of Directors; provided, however, such executive services shall not be materially changed from Executive's present duties as President and Chief Executive Officer without Executive's express written consent, which consent may be withheld in the sole discretion of Executive.
3.	Termination.
(a)	Employer and Executive each shall have the right, at any time and for any reason upon three (3) months' notice, to terminate Executive's employment hereunder. Employer shall not be required to provide such notice if it has "good cause" to terminate Executive's employment or if, in the event it does not have "good cause" to terminate Executive's employment, in lieu of such notice it (i) provides to Executive as soon as possible after the date of termination a lump sum payment in an amount equal to six (6) months of Executive's then-existing annual base salary (less appropriate withholdings); provided, however, to the extent any portion of such payment exceeds the limitation set forth in Section 1.409A-1(b)(9)(iii) (A) of the Treasury Regulations, the excess amount shall be paid to Executive on the first business day of the seventh month following the date of termination in a lump sum payment; and (ii) maintains Executive's employee benefits, to the extent allowed by the then-existing governing plan documents, for a period of six (6) months following Executive's separation from Employer. Termination of Executive's employment for "good cause" shall mean termination because of dishonesty, willful misconduct, breach of fiduciary duty, intentional failure to perform duties under this Agreement, willful violation of any law or regulation (other than traffic or similar offenses) or a material breach of any provision of this Agreement by Executive; provided, however, that with respect to a material breach of any provision of this Agreement by Executive, Executive shall be given notice of such breach and his employment shall not be terminated if he cures such breach within fifteen days of receiving notice thereof.
(b)	Executive shall not be required to provide the notice of
termination required by Section 3(a), if he has "good reason" to terminate his employment. In the event Executive terminates his employment for "good reason," the Employer shall (i) provide to Executive, as soon as practicable after the date of termination, a lump sum payment in an amount equal to six
(6) months of Executive's then-existing annual base salary (less appropriate withholdings); provided, however, to the extent any portion of such payment exceeds the limitation set forth in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations, the excess amount shall be paid to Executive on the first business day of the seventh month following the date of termination in a lump sum payment; and (ii) maintain Executive's employee benefits, to the extent allowed by the then-existing governing plan documents, for a period of six (6) months following Executive's separation from Employer. For purposes of this Agreement, Executive shall have "good reason" to terminate his employment if he terminates his employment within ninety (90) days of a material diminution of his authority, duties, or responsibilities without his written consent or of any other action or inaction that constitutes a material breach under this Agreement; provided, however, that Executive shall not have "good reason" to terminate his employment unless Employer has received notice of such material diminution of duties or breach of this Agreement from Executive and Employer has failed to cure such material diminution of duties or material breach within thirty (30) days of such notice.
(c)	In the event Executive's employment is terminated by Employer other than in connection with a Change in Control of the Corporation, and except as otherwise noted in subparagraph (a) or (b) of this Section 3, Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable date of termination, except for rights with regard to any vested stock options granted to Executive, which shall be governed by the terms of the option grant and Employer's stock option plan under which such options were granted.
4.	Change in Control of the Corporation.  In the event Executive's employment is terminated (i) without good cause by Employer in "Anticipation of a Change in Control of the Corporation", (ii) without good cause by Employer within the one (1) year period following the effective date of a Change in Control of the Corporation, or (iii) with good reason by Executive within the one (1) year period following the effective date of a Change in Control of the Corporation, Employer shall:
(a)	pay to Executive on the first business day of the
seventh month following the date his employment terminates,
in a single lump sum payment, an amount equal to two (2)
times Executive's annual base salary (in effect as of the
date his employment terminates), less appropriate
withholdings;
(b)	maintain and provide for a period ending at the
earlier of (i) the expiration of eighteen (18) months from
the date Executive's employment terminates or (ii) the date
of Executive's full-time employment by another employer
(provided that Executive is entitled under the terms of
such employment to benefits substantially similar to those
described in this subparagraph (b)), at no cost to
Executive, Executive's continued participation in all group
insurance, life insurance, health and accident and
disability plans in which Executive was entitled to
participate immediately prior to the date of the occurrence
of the Change in Control of the Corporation or other
termination of employment under this Section 4, provided
that in the event that Executive's participation in any
plan, program or arrangement as provided in this
subparagraph (b) is prohibited by the terms of the plan or
by Employer for legal or other bona fide reasons, or during
such period any such plan, program or arrangement is
discontinued or the benefits thereunder are materially
reduced for all employees, Employer shall arrange to
provide Executive with benefits substantially similar to
those which Executive would have received had his
employment continued throughout such period to the extent
such benefits can be provided at a commercially reasonable
cost.  In the event such benefits cannot be provided at a
commercially reasonable cost, Employer shall pay Executive
that portion of the premiums or other costs of such plans
allocable to Executive in the year prior to the date of
termination for the period set forth in this subparagraph
(b).  Such payment shall be made at the same time and in
the same form as set forth in subparagraph (a).  Nothing
provided for in this subparagraph (b) shall be construed to
provide for continued participation by Executive in any
stock option or restricted stock plan or any cash incentive
or bonus plan of Employer.  Further, Executive's
eligibility to continue his health insurance coverage under
COBRA shall run concurrently with the eighteen month period
described herein; and
(c)	cause Executive's stock options, or any other equity
award granted by Employer to Executive, to become one
hundred percent (100%) vested as of the date of termination
and exercisable for such period of time after Executive's
termination of employment, as specified in the applicable
award agreement.
For purposes of this Agreement, the termination of Executive employment without good cause by Employer shall be deemed to have been made in "Anticipation of a Change in Control of the Corporation" if: (i) the termination occurs prior to a Change in Control of the Corporation (whether or not a Change in Control of the Corporation ever occurs) and the termination occurs at the request or direction of a person who has entered into an agreement with the Corporation, the consummation of which would constitute a Change in Control of the Corporation, or (ii) the termination occurs prior to a Change in Control of the Corporation (whether or not a Change in Control of the Corporation ever occurs) and the termination is otherwise in connection with or in anticipation of a Change in Control of the Corporation.
5.	Limitation of Benefits under Certain Circumstances.  If the
payments and benefits pursuant to Section 4 hereof, either alone or together with other payments and benefits which Executive has the right to receive from Employer, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 4 hereof (but not the time and form of payment thereof) shall be reduced by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 4 being non-deductible to Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 4 shall be based upon the opinion of independent tax counsel selected by Employer's independent public accountants and paid by Employer. Such counsel shall be reasonably acceptable to Employer and Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 5.
6.	Mitigation; Restrictive Covenants; Confidential Information.
(a)	Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise nor, except as otherwise provided elsewhere in this Agreement, shall the amount of any such benefits be reduced by any compensation earned by Executive as a result of employment by another employer after the date of termination or otherwise.
(b)	Executive hereby agrees that, following the termination of his employment under this Agreement for any reason, he will not, for a period of six (6) months (or two (2) years if any payments are made under Section 4), without Employer's written consent, directly or indirectly and in any way, whether as principal or as director, officer, employee, consultant, agent, partner or stockholder to another entity (other than by the ownership of a passive investment interest of not more than 5% in a company with publicly traded equity securities), (i) own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business located within 75 miles of the Corporation's main office in Bourbon County, Kentucky that competes with any business of Employer; (ii) interfere with, solicit on behalf of another or attempt to entice away from the Employer any project, loan, arrangement, agreement, financing or customer of the Employer or any contract, agreement or arrangement that the Employer is actively negotiating with any other party, or any prospective business opportunity that the Employer has identified; or (iii) for himself or another, hire, attempt to hire, or assist in or facilitate in any way the hiring of any employee of Employer.
(c)	Executive acknowledges that his employment with Employer has permitted him, and hereafter will permit him, access to trade secrets and other sensitive confidential information of Employer. These trade secrets and/or confidential information (collectively "Confidential Information") include, but are not limited to, information or documents relating to marketing plans, customers, finances, plans for expansion, introduction of new products and services, employee salaries and benefits and the manner in which Employer conducts its business. Executive agrees that all such Confidential Information is entitled to the utmost protection and that he shall not at any time disclose such information to any third party. Nothing contained herein shall restrict Executive's ability to make disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for his position or as such disclosures may be required by law.
(d)	Executive acknowledges that Employer's remedy at law for any breach by Executive of any provision in subparagraphs (b) or (c) of this
Section 6 would be inadequate. Accordingly, if Executive commits or threatens to commit any such breach, Executive agrees and consents that any court of competent jurisdiction may grant temporary and/or permanent injunctive relief to Employer to restrain Executive form such breach or threatened breach without the necessity of proof of actual damages. Such injunctive relief shall be in addition to any other legal or equitable rights, remedies, or damages available to Employer. In the event Employer seeks such an injunction, Executive agrees to waive, and hereby waives, the defense that an adequate remedy at law exists. If any court of competent jurisdiction finds that any part of this subparagraph (d) is unenforceable, Executive and Employer agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent allowed by law.
7.	Withholding.  All payments required to be made by Employer
hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.
8.	Assignability.  Employer may assign this Agreement and the rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which Employer may hereafter merge or consolidate or to which Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
9.	Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, to the parties at their respective addresses or at such other addresses as each may specify by notice to the other in accordance with this Section 9. Notices to Employer shall be addressed to Employer's Chairman at Employer's principal place of business. Notices to Executive shall be addressed to Executive's address as reflected in Employer's personnel records.
10.	Amendment; Waiver.  No provisions of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or officers as may be specifically designated by the Board of Directors of Employer to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
11.	Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Kentucky.
12.	Nature of Obligations.  Nothing contained herein shall create or require Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of Employer.
13.	Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
14.	Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
15.	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
16.	Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C.
Section 1828(k)) and any regulations promulgated thereunder.
IN WITNESS WHEREOF, this Agreement has been executed and is effective
as   March      28th  , 2008.

	KENTUCKY BANCSHARES, INC.


	By:  __/s/Buckner Woodford     ________

       /s/Louis Prichard_______________
              LOUIS PRICHARD




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